EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-152087 of Scripps Networks Interactive, Inc. and subsidiaries on Form S-8 of our report dated March 2, 2009 (December 3, 2009 as to the effect of the retrospective application of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements, which became effective January 1, 2009 and the retrospective presentation of the Company’s uSwitch business as discontinued operations) with respect to the consolidated and combined financial statements and financial statement schedule of Scripps Networks Interactive, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the allocation of certain general corporate overhead expenses from The E.W. Scripps Company for periods prior to the Separation of Scripps Networks Interactive, Inc., the retrospective changes disclosed in Notes 3 and 5 to the consolidated and combined financial statements, and the adoption of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No. 109, effective January 1, 2007 and the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006) appearing in the Current Report on Form 8-K of Scripps Networks Interactive, Inc. filed on December 3, 2009.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

December 3, 2009